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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement (Reg. No. 333-94539) on Form S-6 of Sun Life of Canada (U.S.) Variable Account I of our report dated February 10, 2000 accompanying the financial statements of Sun Life of Canada (U.S.) Variable Account I appearing in the Prospectus, which is part of such Registration Statement, of our report dated February 10, 2000 accompanying the statutory financial statements of Sun Life Assurance Company of Canada (U.S.), which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from generally accepted accounting principles, appearing in the Prospectus, which is a part of such Registration Statement, and to the incorporation by reference of our report dated February 10, 2000 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 1999, which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from generally accepted accounting principles.

We also consent to the reference to us under the heading "Accountants" in such Prospectus.

DELOITTE & TOUCHE LLP
Boston, Massachusetts

March 31, 2000